PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated April 15, 2010)	REGISTRATION NO. 333-31226

1,000,000,000 Depositary Receipts
Broadband HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Broadband HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Alcatel-Lucent	ALU	5.6608	NYSE
Applied Micro Circuits Corporation	AMCC	0.5000	NASDAQ GS
Broadcom Corporation	BRCM	3.0000	NASDAQ GS
Ciena Corporation	CIEN	0.2857	NASDAQ GS
Conexant Systems, Inc.	CNXT	0.2000	NASDAQ GS
Corning Incorporated	GLW	9.0000	NYSE
JDS Uniphase Corporation	JDSU	1.4750	NASDAQ GS
LSI Corporation	LSI	1.7247	NYSE
Mindspeed Technologies, Inc.	MSPD	0.1333	NASDAQ GM
Motorola Solutions, Inc.(1)	MSI	2.5714	NYSE
Motorola Mobility Holdings, Inc.(2)	MMI	2.2500	NYSE
PMC-Sierra, Inc.	PMCS	1.0000	NASDAQ GS
QUALCOMM Incorporated	QCOM	16.0000	NASDAQ GS
RF Micro Devices, Inc.	RFMD	2.0000	NASDAQ GS
Skyworks Solutions, Inc.	SWKS	0.7020	NASDAQ GS
Sycamore Networks, Inc.	SCMR	0.3000	NASDAQ GS
Tellabs, Inc.	TLAB	4.0000	NASDAQ GS

(1)
Effective January 7, 2011, due to the 1 for 7 reverse stock split of Motorola, Inc., the quantity of shares of Motorola, Inc. represented by each 100 share round-lot of Broadband HOLDRS will decrease from 18 shares to 2.5714 shares.  As a result, once the allocation has been completed by The Depository Trust Company, deposits of Motorola, Inc. for creations of Broadband HOLDRS will decrease to 2.5714 shares per round-lot of 100 Broadband HOLDRS.  Effective January 4, 2011, Motorola, Inc. will change its name to Motorola Solutions, Inc. and will trade under NYSE ticker “MSI.”

(2)
As a result of the spin-off of Motorola Mobility Holdings, Inc. from Motorola, Inc., a component of the Broadband HOLDRS Trust, Motorola Mobility Holdings, Inc. will be added as an underlying security of the Broadband HOLDRS Trust effective January 7, 2011 (pending verification that Motorola Mobility Holdings, Inc. has a GICS code that is the same as the GICS code represented in the Broadband HOLDRS Trust).  Shareholders of Motorola, Inc. will receive 0.125 shares of Motorola Mobility Holdings, Inc.  The Bank of New York Mellon will receive 2.25 shares of Motorola Mobility Holdings, Inc. for the 18 shares of Motorola, Inc. per 100 share round-lot of Broadband HOLDRS.  Effective January 7, 2011, 2.25 shares of Motorola Mobility Holdings, Inc. will be required for creations/cancellations per 100 share round-lot of Broadband HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 22, 2010.